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                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                       ___________________


                            Form 8-K

                         Current Report

                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


                  Date of Report:  October 1, 1996


            CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
         (Exact name of registrant as specified in charter)



        New York              1-1217              13-5009340
       (State of            (Commission        (I.R.S. Employer
     incorporation)         File Number)      Identification No.)



               4 Irving Place, New York, NY  10003
            (Address of principal executive offices)


        Registrant's telephone number:  (212) 460-4600
















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                INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

     On October 1, 1996, Con Edison provided its plan ("Con Edison's Plan") in response to the order of the New York State Public Service Commission ("PSC"), issued May 20, 1996 in its "Competitive Opportunities" proceeding (the "Order"). Con Edison's Plan, which is described in more detail below, proposes a transition to a competitive electricity market (with retail access for Con Edison customers by 2003, if feasible), a five-year "rate freeze" to take effect April 1997 (beginning with the last year of Con Edison's current electric rate agreement), full recovery from customers of all prior utility investments and commitments, including potential "strandable costs", a corporate reorganization into a holding company structure, and tax and regulatory reform.

     On September 17, 1996, the New York State Energy Association, on behalf of Con Edison and the other New York State investor owned electric utilities, commenced a proceeding in the Supreme Court of the State of New York, Albany County, to challenge the Order and, among other things, the authority of the PSC to deny recovery of prudent investment, order divestiture or order retail access. This proceeding was instituted prior to the expiration of the four-month statute of limitations applicable to judicial review of the Order.

     Con Edison, without prejudice to its rights in connection with the proceeding challenging the Order, intends to continue its collaborative efforts with the PSC staff and other interested parties and has set year-end 1996 as a goal for reaching agreement on Con Edison's Plan. If agreement cannot be reached, at some point it might become necessary for the PSC to institute formal hearings on matters under its purview. In addition to PSC approval, as discussed below, certain other approvals and the enactment of certain legislation are required.

     Con Edison's Plan could change materially before it becomes effective. It is not possible to predict the outcome of the PSC's Competitive Opportunities proceeding or its impact on Con Edison. However, the outcome could potentially have a material adverse effect on Con Edison, its financial condition and results of operations.


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THE PSC ORDER

     The Order endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. The PSC stated that it expected wholesale competition to begin in early 1997, and retail competition to begin in early 1998. The stated goals of the PSC are (1) lowering rates for consumers; (2) increasing customer choice as to both suppliers and types and levels of service; (3) continuing reliability of service; (4) continuing public interest programs such as energy efficiency and environmental protection; (5) mitigating concentrations of market power; and (6) continuing customer protections and the obligation to serve. To implement this restructuring, the PSC, in the Order, envisioned the establishment of (i) an "Independent System Operator" that would control and operate the electric transmission facilities in the State as an integrated system, and
(ii) a market exchange that would establish visible spot market prices.

     To address market power concerns, the PSC indicates the separation of (a) generation, (b) transmission and distribution and (c) energy services activities, is "encouraged." The PSC notes that such separation could be achieved functionally, by maintaining separate books and records; structurally, by placing each activity in a separate subsidiary or affiliate; or by divestiture, through a sale or spinoff. The Order states: "We strongly encourage divestiture, particularly of generation assets, but do not require it immediately." Similarly, the Order notes: "While divestiture of energy service company operations is encouraged, for now we will allow utilities to continue to provide energy services to their customers either directly or through an affiliate."

     The PSC recognizes in its Order that certain costs incurred by utilities in the past under traditional regulation could become unrecoverable in the transition from regulation to a competitive market for electricity. The PSC rejected the argument made by the investor-owned utilities, that they are legally entitled to recover (and earn a return on) all prudent costs incurred in the provision of services under past regulation. The PSC indicated that utilities are entitled only to "just and reasonable" rates, and that "while 'just and reasonable' rates must reflect a reasonable balancing of ratepayer and shareholder interests, they may or may not include stranded investment." As a general policy, the PSC stated that "utilities should have a reasonable opportunity to seek recovery of strandable costs consistent with the goals of lowering rates, fostering economic development, increasing customer choices, and maintaining reliable service."
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TRANSITION TO COMPETITION

System Security Operator and Power Exchange

     Con Edison's Plan supports the establishment of a New York State "System Security Operator" ("SSO"), which would perform some of the functions of the "Independent System Operator" envisioned by the PSC, to ensure the reliability of the bulk power system by establishing and enforcing the rules and procedures which all market participants must follow. Con Edison's Plan also supports the establishment of a power exchange
- a voluntary, commercial market with visible pricing for electricity. Con Edison is working with the other New York utilities and other parties to develop the SSO and power exchange, and expects that prior to the end of 1996 a required submission for approval to establish the SSO and power exchange will be made to the Federal Energy Regulatory Commission ("FERC").

Wholesale Competition

     Con Edison has lowered its costs of electricity with short-term purchases in the increasingly competitive wholesale market. Con Edison's Plan calls for the establishment of the SSO and a power exchange and increased wholesale competition in 1997. A capacity market is expected to be established in 1998, after the SSO and power exchange are functioning fully. Generators of electricity could submit bids to sell energy to, and load serving entities could submit bids to buy energy from, the power exchange which, based on information from the SSO and other information available to it, would select the most economical bids to schedule delivery of electricity for the following day. The energy market would use a "locational-based marginal pricing" mechanism which takes into account transmission limitations. Generators will have the opportunity to enter into bilateral contracts for electricity, which also would be scheduled through the SSO. Con Edison's Plan proposes that all load serving entities (including power marketers and energy service companies) be required to demonstrate that they have capacity resources consistent with their customer load, and that either a locational-based electric capacity market be developed or that there be a specific requirement that a substantial portion of such capacity resources be located where it will be used.

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Retail Competition

     Con Edison's Plan proposes a 100 MW retail access energy pilot program for the period April 1, 1998 through March 31, 1999 and an energy and capacity program beginning in 1999. The energy and capacity retail access program would be expanded in annual increments. Con Edison expects that all Con Edison customers desiring retail access could participate in the program by 2003. If customer interest is greater than expected, Con Edison would review the retail access program and ascertain whether the schedule could be accelerated to accommodate the greater-than-anticipated participation, and the schedule would be modified to reflect this greater interest if feasible. In the event such modifications were not feasible, Con Edison expects that all customers would have retail access by 2006. Con Edison proposes that the status of the transition be reviewed in 2001, near the end of the rate freeze. (See "FIVE-YEAR RATE FREEZE", below.)

     In general, Con Edison's delivery rates for retail access customers will equal the rate applicable to other comparable Con Edison customers less the market value of the energy and capacity being supplied for the customer. By this pricing methodology, Con Edison will recover from retail access customers the same "system" costs as would be allocable to Con Edison's other customers, including any potential "strandable costs." (See "RECOVERY OF STRANDABLE COSTS", below).

     Con Edison's generation and transmission system was designed as a vertically-integrated system to achieve reliability objectives at lowest cost which in some cases required building local generation plants instead of installing transmission facilities. As a result, a substantial portion of Con Edison's service area constitutes one or more "load pockets" where the transmission capacity supplying the area is less than the demand in the area during certain periods. Con Edison expects to work with interested parties during the transition to retail access to establish a competitive in-City generation market. This process will include exploring: the supply of new capacity by non-regulated generators; the sale of blocks of energy and capacity into the wholesale market; divestiture of Con Edison fossil-fueled plants; and buyouts or restructuring of non-utility generator ("NUG") contracts where the related capacity could be used to supply directly the retail market.

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FIVE-YEAR RATE FREEZE

Final Year of Current Agreement

     Con Edison is filing for an increase to its electric rates to become effective April 1, 1997 for the third rate year of the current rate agreement. Under the terms of the agreement, the estimated increased revenue requirement, which could vary based on data available by early 1997, is $87 million (an increase of approximately 1.6%). Con Edison will be reviewing measures to mitigate this increase.

     Con Edison is also proposing that provision be made for refund to or recovery from customers of differences between actual and projected amounts for certain expenses that may be deferred, and incentives (or penalties) that may be accrued, for the third rate year. See "1995 Electric Rate Agreement" in Item 7 of Con Edison's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Rate Freeze

    Con Edison's Plan would provide for base rates to remain unchanged for the five-year period from April 1, 1997 through March 31, 2002, with limited exceptions for changes after April 1, 1998, including for changes in laws; property tax increases; greater than 4% annual inflation; and increased financing costs should refunding of Con Edison's tax-exempt debt become necessary as a result of the restructuring. Con Edison's Plan also includes provisions for:

     - elimination of reconciliations or "true-ups" of amounts included in base rates with actual costs for pension and other post-employment benefits, NUG capacity charges and Enlightened Energy program expenses;

     - elimination of provisions such as those in Con Edison's current rate agreement for rate incentives (or penalties), the electric rate adjustment and related revenue per customer revenue mechanisms (the so-called
        "modified ERAM"), and earnings sharing; and

     - implementation of a systems benefit charge for recovery of environmental costs, energy efficiency programs, research and development and the costs of other public policy initiatives.

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RECOVERY OF PRIOR INVESTMENTS AND COMMITMENTS

     Potential "strandable costs" for Con Edison are those prior utility investments and commitments prudently incurred by Con Edison to provide safe and reliable service to its customers that may not be recoverable in a competitive retail electric market. Con Edison estimates that, on a present value basis, its strandable costs could be between $4.7 billion and $6.2 billion, including an estimated $650 million relating to its fossil-power plants; $1.1 billion relating to its nuclear generating operations (including decommissioning costs) and $3 billion to $4.5 billion relating to capacity charges under Con Edison's contracts with NUG's. (These estimates are forward-looking statements. Actual stranded costs might differ materially from these estimates because of factors affecting the future market price of capacity (such as weather variations, changes in energy usage patterns or economic conditions, technological developments, or installation of new, or retirement of existing, generation or transmission capacity), changes in laws or regulations, and other presently unknown or unforeseen factors.)

     Con Edison's Plan provides for accelerating depreciation of its fossil-power plants to reduce the net book value of the plants to their estimated market value by 2002. Con Edison expects that the rate freeze (which, in general, would continue to permit recovery in rates of current cost levels) would enable Con Edison to offset the effect on earnings of the increased depreciation expense. (See "FIVE-YEAR RATE FREEZE", above.) All costs for nuclear generating operations and charges under NUG contracts would continue to be reflected in Con Edison's rates and recovered from all Con Edison customers, including retail access customers. (See "TRANSITION TO COMPETITION - Retail Competition", above)

     Con Edison supports enactment of legislation in New York State, comparable to legislation recently enacted in other states, that would facilitate mitigation of the above-market costs for electricity under Con Edison's contracts with NUG's by providing for cost-effective securitization of the mitigation costs. If such legislation were enacted, Con Edison, subject to satisfying any conditions of the legislation, could fund a payment made to terminate or modify a NUG contract by transferring its right to recover the payment from its customers to a financing entity that would in return remit to Con Edison the proceeds of debt issued by the financing entity. The debt, which would be non-recourse to Con Edison, would be secured by, and repaid from, the future customer payments. This legislation could also be used to mitigate other costs.
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CORPORATE REORGANIZATION

     Con Edison's Plan proposes reorganizing Con Edison by creating a holding company and conducting Con Edison's regulated and competitive businesses through separate subsidiaries of the holding company. The reorganization is subject to approval, including by Con Edison's shareholders, the PSC and the FERC.

     Under Con Edison's Plan, Con Edison, the existing publicly-held corporation, will become a wholly-owned subsidiary of the holding company pursuant to a binding share exchange in which the outstanding common stock of Con Edison is exchanged for the common stock of the holding company. Initially, this regulated subsidiary will own all Con Edison's existing generating plants. In addition, Con Edison's Plan provides for the holding company to initially have energy supply, energy services and new ventures subsidiaries. The energy supply subsidiary is expected to become an unregulated owner and operator of electric generating plants, possibly including some existing Con Edison fossil-power plants. (It is expected that by the end of the transition to retail access for all Con Edison customers, Con Edison's fossil-power plants will be sold to third parties, transferred to the energy supply subsidiary or retired.) The energy services subsidiary is expected to engage in both wholesale and retail sales and trading of electric energy and capacity and gas and to become a full-service provider of other energy services. (It is expected that Con Edison's existing gas marketing subsidiary, ProMark Energy, Inc., will be transferred to the holding company to become the energy services company.) The new ventures subsidiary or its subsidiaries will invest in competitive businesses which initially are expected to include investments in energy infrastructure development projects and the marketing of technical services.

TAX AND REGULATORY REFORM

     Tax and regulatory reform is an essential part of Con Edison's Plan and will require legislation to be enacted in New York State to provide fairness to all competitors so that Con Edison and its competitive businesses can compete without unfair burdens of regulation and taxes. The reforms Con Edison recommends include the substitution of a net income tax for the New York State and municipal gross receipt taxes (which currently apply to Con Edison but would not, for the most part, apply to out-of-state competitors); the elimination, as retail access is provided, of Con Edison's obligation to plan for and provide energy and capacity for its service area; and the elimination of the PSC's authority to regulate the generation of electricity.

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                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CONSOLIDATED EDISON COMPANY
                                  OF NEW YORK, INC.



                                By: JOAN S. FREILICH
                                    JOAN S. FREILICH
                                    Senior Vice President and
                                      Chief Financial Officer


DATE:  October 1, 1996